Exhibit 10.5

CORPORATE EXECUTIVE CONFIDENTIALITY, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT

This Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made by and between Zimmer, Inc., a corporation having its principal headquarters in Warsaw, Indiana, and ___________________ (“Employee”).

Recitals

A.For purposes of this Agreement, the term "Company" means Zimmer, Inc., Zimmer US, Inc. and/or any or each of their affiliates, parents, or direct or indirect subsidiaries (including but not limited to Biomet, Inc. and its affiliates, parents or direct or indirect subsidiaries), as well as any successor-in-interest to Zimmer, Inc., Zimmer US, Inc. and/or to any of their direct or indirect subsidiaries, affiliates, or parents.

B.Employee is employed or is being employed by Company in an executive and/or high-level managerial capacity in which Employee has or will have extensive access to trade secrets and confidential information of Company, and/or is being offered certain equity incentives.

C.Company has offered Employee employment and/or other valuable consideration, which may include without limitation such consideration as a job promotion, an increase in compensation, and/or an equity award, contingent upon Employee's entering into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree to be legally bound as follows:

1.Acknowledgements.  Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopedic- and musculoskeletal-related medical and surgical devices, products, and services, including but not limited to hip, knee, trauma, extremities, craniomaxillofacial, thoracic, dental rehabilitation, spine, microfixation, bone healing, bone cement, surgical, sports medicine, orthopedic diagnostic (including unique diagnostic products developed for or by Company) and/or biologics devices, products, processes and services, and that Employee serves or will serve in an executive and/or high-level managerial capacity for Company and in that capacity Employee has and/or will have access to and has and/or will gain knowledge of substantial trade secrets and confidential information of Company.

2.Non-Disclosure and Ownership of Confidential Information.  Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, and solely the property of Company, and agrees to the following; provided, however, that this policy does not, in any manner, prevent employees from filing a complaint with, providing information to, or participating in an investigation conducted by, the Securities and Exchange

Commission, the United States Equal Opportunity Commission or any other governmental or law enforcement agency.

(a)Confidential Information Defined.  The term “Confidential Information” includes, but is not limited to, any and all of Company’s trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure.  Confidential Information includes, without limitation, technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods, and research and development information; confidential business methods and processes; business plans and strategies; marketing plans and strategies; non-public financial information including budgets, sales data, sales forecasts, sales quotas, and information regarding profits or losses; office optimization and logistics information; information pertaining to current and prospective customers; information pertaining to distributors and sales structures; pricing information; discount schedules; costing information; personnel information; compensation structure, schedules and plans; and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for Company.

(b)Non-Disclosure of Confidential Information.  During Employee's employment with Company and thereafter, Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than( i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; (ii) for authorized purposes during the course of Employee’s employment in furtherance of Company’s business; and/or (iii) as specifically allowed or required under applicable law.  Employee's non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Employee. The Federal Defend Trade Secrets Act provides that individuals may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the individual does not disclose the trade secret except pursuant to a court order.

(c)Protection of Confidential Information.  Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information.  Employee will use Employee's best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use.  Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information. Notwithstanding the above requirements, nothing in this Agreement shall restrict Employee's right to make disclosures specifically allowed or required under applicable law.

3.Ownership of Intellectual Property.

(a)Invention Defined.  The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and/or improvements which Employee discovers, invents, originates, develops, makes, authors, or conceives alone or in conjunction with others during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business.  An Invention is covered by this Agreement regardless of whether (i) Employee conceived of the Invention in the scope of Employee’s employment; (ii) the Invention is patentable; or (iii) Company takes any action to commercialize or develop the Invention.

(b)Ownership of Inventions.  Inventions are solely the property of Company.  Employee agrees that by operation of law and/or the effect of this Agreement Employee does not have any rights, title, or interest in any Inventions.  Notwithstanding, Employee may be recognized as the inventor of an Invention without retaining any other rights associated therewith.

(c)Disclosure and Assignment of Inventions.  Employee hereby assigns to Company all right, title and interest Employee may have in any Inventions that are discovered, invented, originated, developed, made, authored, or conceived by Employee (whether alone or with others) during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business.  Employee agrees to: (i) promptly disclose all such Inventions in writing to Company; (ii) keep complete and accurate records of all such Inventions, which records shall be Company property and shall be retained on Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Company to establish and preserve Company’s property rights in all such Inventions.  This section shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of Company, or (b) to Company’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Employee for Company.

(d)Works of Authorship.  All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression made or created by Employee, solely or jointly with others, during Employee’s employment with Company and relating to Company’s business, actual or contemplated, shall be the exclusive property of Company (collectively “Works”).  Company will have the exclusive right to copyright such Works.  Employee agrees that if any Work created while employed by Company, whether or not created at the direction of Company, is copyrightable, such Work will be a “work made for hire,” as that term is defined in the copyright laws of the United States.  If, for any reason, any copyrightable Works created by Employee are excluded from that definition, Employee hereby assigns and conveys to Company all right, title and interest (including any copyright and renewals) in such Works.

(e)Attribution and Use of Works and Inventions; Waiver of Assertion of “Moral” Rights in Inventions and Works.  Employee agrees that Company and its licensees are not required to designate Employee as author, inventor or developer of any Works or Inventions when distributed or otherwise.  Employee hereby waives, and agrees not to assert, any “moral” rights in any Inventions and Works.  Employee agrees that Company and its licensees shall have sole discretion with regard to how and for what purposes any Inventions or Works are used or distributed.

(f)Employee Cooperation in Establishment of Company Proprietary Rights.  Employee will sign documents of assignment, declarations and other documents and take all other actions reasonably required by Company, at Company’s expense, to perfect and enforce any of its proprietary rights.  In the event Company is unable, for any reason whatsoever, to secure Employee’s signature to any lawful or necessary documents required to apply for, prosecute, perfect, or assign any United States or foreign application for Letters Patent, trademark, copyright registration, or other filing to protect any Invention or Work, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf, to execute and file any such application, registration or other filing, and to do all other lawfully permitted acts to further the prosecution, issuance or assignment of Letters Patent or other protections on such Inventions, or registrations for trademark or copyright or other protections on such Works, with the same force and effect as if executed by Employee.

4.Return of Confidential Information and Company Property.  Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Company’s property relating to Company’s business, including without limitation all of Company’s property which is in the possession, custody, or control of Employee such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files, and equipment (e.g., computers and mobile phones).

5.Obligations to Other Entities or Persons.  Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries or other information or otherwise fulfilling Employee’s obligations to Company.  While employed by Company, Employee shall not disclose or use any confidential information belonging to another entity or other person.

6.Conflict of Interest and Duty of Loyalty.  During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that (i) is competitive with Company’s business; (ii) deprives or potentially could deprive Company of any business opportunity; (iii) conflicts or potentially could conflict with Company’s business interests; or (iv) is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.

7.Restrictive Covenants.  Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions:

(a)Definitions.

(1)“Competing Product” is defined as any implant, device, or medical product(s), service(s), instrument(s) or supplies that is or are the same as, related to, or similar to any product, process or service that Company is researching, developing, manufacturing, distributing, selling and/or providing at the time of Employee’s separation from employment with Company (including, but not limited to, any product or service Company’s Hip, Knee, Trauma, Extremities, Craniomaxillofacial, Thoracic, Biologics, Surgical, Sports Medicine, Microfixation, Bone Healing, Bone Cement, Orthopedic Diagnostic, Spine and/or Dental division is researching, developing, manufacturing, distributing, selling and/or providing at the time of Employee's separation from employment with Company).

(2)“Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products.  A Competing Organization is diversified if it operates multiple, independently operating business divisions, units, lines or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products.

(3)“Prohibited Capacity” is defined as (a) any same or similar capacity to that held by Employee at any time during Employee's last two (2) years of employment with Company; (b) any executive or managerial capacity; or (c) any capacity in which Employee’s knowledge of Confidential Information and/or Inventions would render Employee’s assistance to a Competing Organization a competitive advantage.

(4)“Restricted Geographic Area” is defined as all countries, territories, parishes, municipalities and states in which Company is doing business or is selling its products at the time of termination of Employee’s employment with Company, including but not limited to every parish and municipality in the state of Louisiana.  Employee acknowledges that this geographic scope is reasonable given Employee's position with Company, the international scope of Company's business; and the fact that Employee could compete with Company from anywhere Company does business.

(5)“Restricted Period” is defined as the date Employee executes this Agreement, continuing through the eighteen (18) months after the Employee’s last day of employment with Company unless otherwise extended by Employee’s breach of this Agreement.  The running time on the Restricted Period shall be suspended during any period in which Employee is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.

(6)“Customer” is defined as any person or entity with respect to whom, as of the date of Employee’s separation from Company employment or at any time during the two years prior to such separation, Company sold or provided any products and/or services.

(7)“Active Prospect” is defined as any person or entity that Company individually and specifically marketed to and/or held discussions with regarding the distribution and/or sale of any of Company's products, processes or services at any time during the last six (6) months of Employee’s employment with Company.

(8)“Severance Benefit Period” is the period of time represented by the total amount of any severance benefit offered to Employee (whether or not actually paid).  By way of illustration, if Employee were offered a lump-sum severance benefit equivalent to ten (10) weeks of Employee’s final base pay upon termination of his or her employment with the Company, Employee’s Severance Benefit Period would be 10 weeks, whether or not Employee actually fulfilled all requirements of receiving, and did receive, any portion of the severance benefit.

(b)Restrictive Covenants.  During the Restricted Period, Employee agrees to be bound by each of the following independent and divisible restrictions:

(1)Covenant Not to Compete.

(A)Employee will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.

(B)Employee may be employed by, work for, consult with, provide services to, or lend assistance to a Competing Organization provided that: (i) the Competing Organization’s business is diversified; (ii) the part of the Competing Organization's business with which Employee will be affiliated would not, evaluated on a stand-alone basis, be a Competing Organization; (iii) Employee’s affiliation with the Competing Organization does not involve any Competing Products; (iv) Employee provides Company a written description of Employee’s anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to Company that Employee’s affiliation with the Competing Organization does not constitute a Prohibited Capacity; and (v) Employee's affiliation with the Competing Organization does not constitute a competitive disadvantage to Company.

(2)Covenant Not to Solicit Customers or Active Prospects.  Employee will not, directly or indirectly, (i) provide, sell, or market; (ii) assist in the provision, selling or marketing of; or (iii) attempt to provide, sell or market any Competing Products to any of Company’s Customers or Active Prospects located in the Restricted Geographic Area.

(3)Covenant Not to Interfere With Business Relationships.  Employee will not, within the Restricted Geographic Area, urge, induce or seek to induce any of Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom Company has a business relationship at the time of Employee's separation from Company employment to terminate its or their relationship with, or representation of, Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, Company

(4)Covenant Not to Solicit Company Employees.  Employee will not employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any individual employed by Company at the time of Employee's separation from Company employment, or otherwise directly or indirectly induce or entice any such employee to leave his/her employment with Company.

(5)Covenant Not to Disparage Company.  Employee will not make or publish any disparaging or derogatory statements about Company; about Company's products, processes, or services; or about Company's past, present and future officers, directors, employees, attorneys and agents.  Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices; provided, however, nothing herein shall prohibit Employee from providing any information as may be compelled by law or legal process.

8.Reasonableness of Terms.  Employee acknowledges and agrees that the restrictive covenants contained in this Agreement restrict Employee from engaging in activities for a competitive purpose and are reasonably necessary to protect Company’s legitimate interests in Confidential Information, Inventions, and goodwill.  Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area.  Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose unreasonable hardship on Employee and that Employee will have a reasonable opportunity to earn an equivalent livelihood without violating any provision of this Agreement.

9.Non-Competition Period Payments.

(a)Eligibility and Amount.  In the event of Employee’s involuntary separation from employment with the Company for a reason that renders Employee eligible for benefits under the terms of the Company’s Severance Plan, then to the extent Employee is denied, solely because of the restrictive covenant provisions of Section 7 of this Agreement, a specific full-time or part-time employment, consulting, or other position that would otherwise be offered to Employee by a Competing Organization, and provided Employee satisfies all conditions stated herein, then upon expiration of Employee’s Severance Benefit Period, Company will make monthly payments to Employee for each month Employee remains unemployed through the end of the Restricted Period.  These monthly payments shall equal the lesser of  Employee’s monthly base pay at the time of Employee's separation from Company employment (exclusive of bonus and other extra compensation and any other employee benefits) or the monthly compensation that would have been offered to Employee by the Competing Organization.  This Section 9 will not apply if Employee leaves employment with the Company voluntarily or if Company terminates Employee’s employment for a reason or reasons that render Employee ineligible for benefits under terms of the Company’s Severance Plan.

(b)Verification of Eligibility for Non-Competition Period Payments.  To qualify for payments under this Section 9, Employee must provide Company detailed written documentation supporting eligibility for payment, including, at a minimum, (i) the name and location of the Competing Organization that would have employed Employee but for the provisions of Section 7 of this Agreement, (ii) the title, nature, and detailed job responsibilities of the employment position with the Competing Organization that Employee was denied, (iii) the date Employee was denied the employment position, and (iv) the name and contact information of a managerial employee at the Competing Organization who has sufficient authority to confirm that Employee was denied this specific employment position with the Competing Organization solely because Employee is subject to the provisions of Section 7 of this Agreement (the “eligibility documentation”).  Upon receipt of the eligibility documentation, Company will determine eligibility for payment and, if eligibility is established, payments will commence as of the date of Company’s receipt of the eligibility documentation or the date Employee’s Severance Benefit Period ends, whichever is later.

(c)Obligation to Pursue Replacement Employment and Verification of Continued Eligibility for Non-Competition Period Payments.  Employee is obligated to diligently seek and pursue replacement employment that does not violate Section 7 of this Agreement ("replacement employment") during any period in which Employee seeks and/or accepts payment from Company under this Section 9.  After eligibility for non-competition period payments is established, Employee will, on or before the 15th day of each month of eligibility for continued payments, submit to Company a written statement (i) identifying by name and address all prospective employers with whom Employee has applied or inquired about employment; (ii) identifying positions sought with each listed employer and specific actions taken in seeking each position; (iii) describing all other efforts made to obtain replacement employment; and (iv) describing any offers of employment received, including the name of the employer; the nature, title, and compensation terms of the position offered; the actual or anticipated start date if the offer has been accepted; and the reason(s) for declining if the offer was declined.

(d)Effect of Replacement Employment on Non-Competition Period Payments.  If Employee is denied a specific employment, consulting or other such position with a Competing Organization solely because of the restrictive covenant provisions of Section 7 of this Agreement but obtains other work for compensation, and the monthly compensation (including base pay, commissions, incentive compensation, bonuses, fees and other compensation) for the replacement work is less than Employee’s monthly base pay at the time of Employee’s separation from employment with Company, Company agrees to pay Employee the difference for each such month through the end of the Restricted Period, again upon expiration of any severance benefits which Employee was offered and provided Employee satisfies all conditions stated herein, with monthly payments not to exceed the amount to which Employee is entitled under subsection (a) of this Section 9. Employee shall submit to Company payroll records and/or any other records reasonably requested by Company showing all compensation received by Employee from the replacement work as a condition of Company's payment of Non-Competition Period Payments covering any period of time when Employee performs work for compensation.

(e)Company's Right To Provide Release of Obligations in Lieu of Non-Competition Period Payments.  Notwithstanding any of the foregoing provisions of this Section 9, Company reserves the right to release Employee from Employee’s obligations under Section 7 of this Agreement at any time during the Restricted Period, in full or in sufficient part to allow Employee to accept an opportunity that would otherwise be prohibited under this Agreement, at which time Company’s payment obligations under this Section 9 shall cease immediately and Employee shall not be entitled to any further such payments or compensation.

10.Severability, Modification of Restrictions. The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.  If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, temporal duration, scope of prohibited activity, and/or scope of geographic area, Company and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed to have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

11.Remedies.  Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury.  Accordingly, Employee agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available.  In addition to all other relief to which it shall be entitled, Company shall be entitled to cease all payments to which Employee would otherwise be entitled under Section 9 hereto; continue to enforce this Agreement; recover from Employee all payments made under Section 9 to the extent attributable to a time during which Employee was in violation of the covenants for which payment was made; and recover from Employee all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.

12.Survival of Obligations.  Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with Company, whether such termination is with or without cause and whether it is voluntary or involuntary.  Employee acknowledges and agrees that nothing in this Agreement alters the at-will nature of Employee's employment and that either Company or Employee may terminate the employment relationship at any time, with or without cause or notice.  Employee further acknowledges and agrees that:  (a) Employee’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 2 and 7 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate Employee’s obligations or to preclude Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company's enforcement of Employee's obligations under Sections 2 and 7 of this Agreement.

13.Governing Law and Choice of Forum.  This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary.  The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before the United States District Court for the Northern District of Indiana if jurisdiction permits, or otherwise before any appropriate state court located in Kosciusko County, Indiana.  The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.  Language translations aside, the English version shall govern.

14.Enforcement.  The parties agree that Zimmer, Inc., Zimmer US, Inc. and/or any or each of their affiliates, parents, or direct or indirect subsidiaries (including but not limited to Biomet, Inc. and its direct or indirect subsidiaries), as well as any successor-in-interest to Zimmer, Inc., Zimmer US, Inc. and/or to any of their direct or indirect subsidiaries, affiliates, or parents are express and intended parties to and beneficiaries to this Agreement, with full rights to enforce this Agreement independently or in conjunction with each other.

15.Successors and Assigns.  Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee.  The services to be provided by Employee to Company are personal to Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.

16.Modification.  This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of Company.

17.No Waiver.  The failure of Company to insist in any one or more instances upon performance of any provision of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

18.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.

19.Entire Agreement.  This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.  Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

Employee’s signature below indicates that Employee has read the entire Agreement, understands what Employee is signing, and is signing the Agreement voluntarily.  Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.

“EMPLOYEE”

____________________________________

(Employee Signature)

Printed Name: ________________________

Date:

“COMPANY”

By:_______________________________________

Printed Name: _____________________________

Title: _____________________________________

Date: _____________________________________